CONTRIBUTION AND DISTRIBUTION AGREEMENT


         CONTRIBUTION AND DISTRIBUTION AGREEMENT, dated as of March [ ], 1999 (this "Agreement") between Besicorp Group Inc., a New York corporation ("Besicorp"), and Besicorp Ltd., a New York corporation and a wholly owned subsidiary of Besicorp ("Newco").

                               W I T N E S S E T H

         WHEREAS, Besicorp operates various lines of business both directly and through affiliates and/or subsidiaries (the "Businesses");

         WHEREAS, BGI Acquisition LLC, a Wyoming limited liability company ("Parent"), is interested in acquiring Besicorp but is unwilling to engage in a transaction whereby it would acquire certain assets, liabilities and businesses of Besicorp;

         WHEREAS, Besicorp, Parent, and BGI Acquisition Corp, a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are parties to an Agreement and Plan of Merger dated November 23, 1998 (as amended, the "Plan of Merger") (all capitalized terms defined therein and not defined herein shall have the meanings provided in the Plan of Merger), providing for the merger of Merger Sub and Besicorp (the "Merger") with Besicorp being the Surviving Corporation (the "Surviving Corporation");

         WHEREAS, it is a condition precedent to the Merger that (A) Besicorp contribute (as defined below) to Newco (i) the shares and other ownership interests relating to Besicorp's ownership of the Newco Affiliates (as defined below) and (ii) all of the assets and businesses (other than the Retained Assets (as defined below)) of Besicorp and (B) Newco assume all of the liabilities of Besicorp and the Retained Subsidiaries (as defined below) (collectively, the "Retained Company") other than the Retained Liabilities (as defined below) (collectively such contribution of shares, ownership interests and assets and assumption of liabilities is referred to as the "Contribution"), all as more particularly set forth below;

         WHEREAS, it is also a condition precedent to the Merger that following such Contribution and prior to the Effective Time (as defined in the Plan of Merger), Besicorp distribute on a pro rata basis to the holders of shares of common stock, par value $.10 per share, of Besicorp (the "Besicorp Common Stock") all of the outstanding shares of common stock, par value $.01 per share, of Newco (the "Newco Common Stock"), so that following the distribution of such shares of Newco Common Stock, Besicorp will own no shares of capital stock of Newco;

         WHEREAS, it is the intention of the parties that in order to effectuate the foregoing, a distribution shall be effected to each holder of record of Besicorp Common Stock as of the Distribution Date (as defined below) of one share of Newco Common Stock for every 25 shares of Besicorp Common Stock held of record by such holder on such date, provided, however, that in lieu


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of fractional shares cash shall be distributed (such distribution is hereinafter referred to as the "Distribution," and together with the Contribution is hereinafter referred to as the "Spin-Off");

         WHEREAS, it is the intention of the parties that following the Spin-Off, Newco (i) will operate all of the Businesses other than the Businesses relating solely to the Retained Assets and the Retained Liabilities (the Businesses to be operated by Newco and the Newco Affiliates are referred to as the "Newco Businesses" and the Businesses other than the Newco Businesses are referred to as the "Retained Businesses") and will have assumed the Assumed Liabilities (as defined below) and will have acquired the Contributed Assets (as defined below) and the Newco Affiliates and (ii) Besicorp will retain the Retained Assets, the Retained Subsidiaries (as defined below), the Retained Businesses and the Retained Liabilities;

         WHEREAS, the Board of Directors of Besicorp has determined that it is appropriate and desirable that Besicorp effectuate the Spin-Off and that the Spin-Off will not make Besicorp insolvent; and

         WHEREAS, the Board of Directors of Newco has determined that it is appropriate and desirable that Newco agree to the Contribution;

         NOW THEREFORE, in consideration of the mutual agreements contained herein and in the other agreements and instruments executed in connection with this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                            1. CONTRIBUTION OF ASSETS

1.1 Contribution of Assets. On the Contribution Date (as defined below), subject to Section 1.9 hereto and the satisfaction or waiver of the conditions provided for pursuant to Article 5 hereto, Besicorp shall contribute, convey, assign, transfer and deliver (collectively, "contribute") to Newco all of Besicorp's right, title and interest in and to all of Besicorp's assets, properties, rights and business of every kind and description, wherever located, other than the Retained Assets and the Retained Subsidiaries (collectively, the "Contributed Assets"). Failure to identify specifically on applicable Schedules hereto any assets, property or rights of Besicorp relating to the Newco Businesses or that are intended to be contributed to Newco pursuant to this Agreement, or any asset, property or right of Besicorp not intended to be a Retained Asset or a Retained Subsidiary, shall not exclude such assets, property or rights from the Contributed Assets. Without limiting the generality of the definition of the Contributed Assets, subject to Section 1.9 hereto the Contributed Assets shall include the following assets of Besicorp:

         (a) all real property owned in fee, and all leases, easements and other rights and interests in the real property including, without limitation, the properties listed on Schedule 1.1(a) hereto (collectively, the "Contributed Realty");

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         (b) all machinery,  equipment,  plant,  vehicles,  office furniture and equipment, computer hardware, tools, spare parts, other chattels, fixtures, leasehold improvements and fixed assets not included in the Retained Assets;

         (c) all other contracts,  agreements,  equipment  leases,  licenses and
other   instruments   excluding   the  Retained   Instruments   (the   "Assigned
Instruments");

         (d) all patents, registrations, tradenames, trademarks and other intellectual property, and pending applications for the same, whether owned or licensed, of any kind (the "Contributed Intellectual Property");

         (e) true and complete copies of all books and records, including customer and supplier lists, employee records, tax records, credit files, quotations and bids, all data and all sales literature and specifications;

         (f) to the extent transferable, all governmental licenses, permits, authorizations, consents and approvals;

         (g) all prepaid expenses and deferred charges, prepaid insurance deposits and insurance premiums and pension assets relating to the Newco Businesses to the extent not reflected on the final Statement delivered pursuant to the Plan of Merger as part of component "A" of the Base Amount;

         (h) all insurance policies, including insurance policies on Besicorp's executives other than any policy which relates solely to the Retained Businesses (the "Insurance Policies").

         (i) to the extent transferable, all rights to contribution protection and covenants not to sue granted to Besicorp by third parties, including, without limitation, in connection with environmental matters being assumed by Newco;

         (j) all proprietary or confidential business or technical information, records and policy statements of Besicorp, such as accounting procedures, instructions, organizational manuals, strategic plans and other documents or materials of a general nature;

         (k)      the goodwill;

         (l) the rights, privileges and benefits, if any, associated with the matters set forth on Schedule 1.5;

         (m) in accordance with the Order (the "Order") of the United States District Court for the Southern District of New York 99 Civ. 1638 (WCC) dated March 18, 1999, the rights and liabilities, if any, pursuant to the Order with respect to the contingent assets and/or liabilities of Besicorp, subject to any defenses and rights to offset, in the Derivative Actions (as such term is defined in the
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Order) to the extent, but only to the extent, that such Order is neither amended nor reversed nor superseded and does not expire;

         (n) such amount of cash (the "Cash Contribution") so that Newco and its subsidiaries shall have $1,750,000 in cash at the Contribution Date, which cash shall be transferred to an account designated by Newco prior to the Contribution Date;

         (o) all cash in and rights associated with account [ ] (the "Key Account"), other than $[ ] which Besicorp shall transfer to RaboBank by wire on March 22, 1999 , which shall consist of an amount of no more than $[ ] (excluding the amount retained by RaboBank);

         (p) all rights associated with the claims listed on Schedule 1.1(o) hereof; and

         (q) any other tangible or intangible personal property not included in the Retained Assets;

all as the same shall exist on the Contribution Date, subject only to the disposition of any assets by Besicorp prior to the Contribution Date, provided that if any Contributed Asset is also material to the Retained Businesses, the parties shall, on the Contribution Date, enter into such reasonable arrangements, including licensing, sublicensing, leasing or subleasing, as shall enable Besicorp to continue to use such Contributed Asset in the Retained Businesses. If the consent or waiver of any party required to assign a contract or agreement (because of an assignment pursuant to this Agreement or resulting from the transfers set forth in Section 1.2 herein) is not obtained before the Contribution Date and the Contribution is nevertheless effectuated, Besicorp agrees to continue to use its commercially reasonable efforts to obtain all such consents or waivers as have not been obtained prior to such date and Besicorp further agrees to cooperate with Newco after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Newco and the Newco Affiliates, on terms at least as favorable as those to which Besicorp and the Retained Subsidiaries are entitled, the benefits under the applicable contract or agreement, including, without limitation, enforcement, at the cost and for the benefit of Newco and the Newco Affiliates, of any and all rights of Besicorp against any other party thereto arising out of the breach or cancellation thereof by such party; provided that Newco will hold Besicorp harmless with respect to such contracts or arrangements relating thereto.

1.2 Contributed Subsidiaries, etc. On the Contribution Date, subject to the satisfaction or waiver of the conditions provided for pursuant to Article 5 hereto, Besicorp shall also contribute to Newco all of Besicorp's right, title and interest in and to:

         (a) all shares and other  ownership  interests  relating to  Besicorp's
ownership  of  the  entities  listed  on  Schedule   1.2(a)  (the   "Contributed
Subsidiaries");

         (b) the shares of all of the capital stock of the subsidiaries and affiliates and the interests in any partnership, limited partnership, limited liability company, joint ventures owned by Besicorp (the "Section 1.2(b) Affiliates") and

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         (c) the shares and other ownership  interests relating to corporations, partnerships, limited partnerships, limited liability companies, joint ventures or other legal entities (collectively, "Enterprises") (other than the Retained
Subsidiaries  and  the  Section  1.3(b)   Securities)  owned  by  Besicorp  (the
"Additional  Affiliates" and together with the Contributed  Subsidiaries and the
Section 1.2(b) Affiliates, the "Newco Affiliates").

1.3 The Retained Assets. Subject to Section 1.9 hereto, the "Retained Assets" shall consist of the following:

         (a) the shares of all of the capital stock of the corporations and the interests in any Enterprise listed on Schedule 1.3(a) hereto owned by Besicorp (the "Section 1.3(a) Securities");

         (b) all other contracts,  agreements,  equipment  leases,  licenses and
other   instruments   related  to  the  Retained   Businesses   (the   "Retained
Instruments"), set forth on Schedule 1.3(b) hereto;

         (c) all cash and cash equivalents being held in the accounts of Besicorp as of the Contribution Date (which shall not include any lockbox arrangements), except for an amount of no more than $[ ] deposited in the Key Account (other than $[ ] which Besicorp shall transfer to RaboBank by wire on March 22, 1999);

         (d)     the books, records and data related to the Retained Businesses;

         (e) the rights, if any, relating to 100,000 shares of Besicorp Common Stock held of record by Martin Enowitz or his assigns which are the subject of a dispute between Besicorp and Mr. Enowitz (the "Disputed Shares"), the Merger Consideration payable in respect of such Disputed Shares and any shares of Newco Common Stock distributable with respect to such Disputed Shares;

         (f) the equipment and other assets listed on Schedule 1.3(f) (the "Retained Equipment"); and

         (g) the rights to the claims listed on items 10-13 to Schedule 3.2.2 of the Plan of Merger.

The items listed on any schedules referred to above are subject to change in accordance with Section 1.9 hereto, provided such change occurs in compliance with the Plan of Merger. For purposes hereof, "related to the Retained Businesses" shall mean (x) with respect to tangible personal property, any such property that is located on the premises of the Retained Facility if it is primarily related to the Retained Businesses, any such property located on the premises of vendors, customers or distributors if it is exclusively related to the Retained Businesses and any other such property if it is used exclusively in the Retained Businesses; and (y) with respect to property that is neither real property nor tangible personal property, any such property, wherever located, if it is used exclusively by, arises exclusively from, or related exclusively to, the Retained Businesses; provided, further, that (i) if any asset included under clause (x) above is also material to any of the Newco Businesses, the parties shall, on the Contribution Date, enter into such reasonable arrangements, including licensing,

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


sublicensing, leasing or subleasing, as shall enable Newco to continue to use such asset in the relevant Newco Business perpetually and at no cost and (ii) if any asset is excluded under clause (x) or (y) above because even though it relates primarily to the Retained Businesses it does not relate exclusively to the Retained Businesses, the parties shall, on the Contribution Date, enter into such reasonable arrangements, including licensing, sublicensing, leasing or subleasing, as shall enable Besicorp to continue to use such asset in the relevant Retained Business perpetually and at no cost.

1.4 The Retained Subsidiaries, etc. The "Retained Subsidiaries" shall consist of all shares and other ownership interests relating to Besicorp's ownership of the entities listed on Schedule 1.4.

1.5 Assumption of Liabilities. On the Contribution Date, subject to the conditions of this Agreement, Newco shall assume and agree to pay and discharge when due all of the obligations and liabilities of any kind or nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent, known or unknown or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities") of Besicorp and the Retained Subsidiaries, other than the Retained Liabilities (collectively, the "Assumed Liabilities").

1.6 The Retained Liabilities. Besicorp and the Retained Subsidiaries shall retain, and be responsible for the performance of all of the Liabilities (and only the Liabilities) in connection with or pursuant to the Liabilities set forth on Schedule 1.6 hereto (the "Retained Liabilities").

1.7      Employees and Employee Benefit Plans.

         (a) Employment. Besicorp will terminate the employment of all of its employees as of the Contribution Date. Newco will, as of the Contribution Date, offer employment to all employees of Besicorp who are employed on that date; provided, however, that an employee's ceasing to be an employee of Besicorp and being offered employment by Newco shall not constitute a termination or qualifying event under any severance policy of Besicorp and its subsidiaries other than Newco (collectively such subsidiaries other than Newco are referred to as the "Subsidiaries" and together with Besicorp as the "Company") or otherwise (and, if applicable, the Company will amend any such severance policy to so provide).

         (b) Employee Benefit Plans. All Employee Benefit Plans of Besicorp or relating to the employees of Besicorp, including the plans set forth on Schedule 1.7(b) hereto (the "Employee Plans,") will be transferred to Newco as of the Contribution Date.

         (c) Form W-2s. Besicorp and Newco agree to comply with the alternate procedure as set forth in Section 5 of Revenue Procedure 96-60, 1996-53 IRB 24 (12/30/96) regarding the preparing and filing of Forms W-2 and related forms as therein prescribed, thereby relieving Besicorp from furnishing Forms W-2 to any employee employed in the current calendar year by Newco.

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1.8 Insurance.  It is the intent of the parties that if any Insurance  Policy by its terms may not be assigned, Newco shall receive the benefit of any coverage under such Insurance Policy. Besicorp agrees to keep such policy in effect during the remaining term of such Insurance Policy and to refrain from taking any actions (other than making a claim) which may adversely affect Newco's entitlement to the benefits of, or coverage under, such Insurance Policy.

1.9 Substitution of Assets. If, at any time prior to the Contribution, Parent or Besicorp shall consider or be advised that the composition of the Retained Assets would be unduly expensive or impractical to, the Surviving Corporation, assets of equal value that were to be distributed to Newco pursuant to the Contribution may be substituted for such of the Retained Assets as may be necessary in order to prevent the composition of the Retained Assets from having such an effect on the Surviving Corporation, subject to the approval of Parent and Besicorp, which approval will not be reasonably refused, in which case the Retained Assets shall be deemed to include the assets so excluded from the Contribution and the Retained Assets shall be deemed to exclude the assets so substituted and the parties hereto shall execute any agreements, instruments, waivers or assurances or any take any other actions as are necessary, desirable or proper in connection with such substitution. Any expenses incurred by the Surviving Corporation under this Section 1.9 shall be paid by Newco.

1.10 Issuance of Additional Shares of Newco Common Stock. Newco shall issue to Besicorp such number of shares of Newco Common Stock as shall be required in order that Besicorp shall be able to effect the Distribution on the Distribution Date and after such Distribution no longer own any shares of Newco Common Stock.

1.11 Assets Being Contributed "AS IS WHERE IS". The Contributed Assets are being transferred AS IS, WHERE IS, WITH ALL FAULTS. Besicorp makes no express or implied warranty of any kind whatsoever to Newco or any other party, including, without limitation, any representation as to physical condition or value of any of the Contributed Assets or the future profitability or future earnings performance of the Newco Businesses. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. The parties hereto agree that with respect to the Contributed Assets, including, without limitation the Contributed Subsidiaries and the Newco Affiliates, the exclusive remedy of the parties for any claim regarding the Contributed Assets shall be made under the terms of this Agreement, the Indemnification Agreement or the Escrow Agreement. Without limiting the generality of the preceding sentence, no legal action sounding in tort, strict liability or under securities laws may be maintained by Newco against the Retained Company with respect to any of the Contributed Assets.

1.12 Release. In consideration of the Contributed Assets, Newco hereby irrevocably releases, remises and forever discharges Besicorp, its successors and assigns, and their respective parents, subsidiaries, officers, directors, partners, members, managers, shareholders, representatives and employees (collectively, the "Released Parties"), of and from any and all manner of rights to indemnification or contribution, claims, actions, debts, liens, contracts, agreements, obligations,

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promises,  liabilities,   accounts,  rights,  demands,  damages,  controversies,
losses, costs and expenses (including attorneys' fees and costs) ("Claims") of any nature whatsoever, whether known or unknown, in law or in equity, in contract or in tort, known or unknown, fixed or contingent, or otherwise, including under the New York Business Corporation Law, which Newco or any of its subsidiaries following the Spin-Off, now has or ever had or hereafter can, shall or may have against the Released Parties for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of time to and including the date of the Spin-Off, other than Claims made under the terms of (i) this Agreement,
(ii) the Indemnification Agreement, or (iii) the Escrow Agreement.


                                 2. DISTRIBUTION

2.1 Cooperation Prior to the Distribution. As promptly as practicable after the date hereof and prior to the commencement of business on the Distribution Date, the Company and Newco shall take all such action as may be necessary or appropriate to effect the Distribution, including without limitation the specific actions set forth in Section 2.2 or Section 2.3 as applicable, so that the Distribution shall be effective as of the Distribution Date.

2.2 Actions by Newco Prior to the Distribution. As promptly as practicable after the date hereof and prior to the commencement of business on the Distribution
Date:

         (a) Newco shall promptly prepare and file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form 10-SB, or such other form as may be appropriate (the "Form 10"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, to register the Newco Common Stock, and shall take all reasonable action to cause the Form 10 to become effective as promptly as possible. The Form 10 shall contain, or otherwise provide the basis for, an information statement (the "Information Statement"), to be delivered to holders of record of Besicorp Common Stock on the Distribution Date (the "Eligible Holders").

         (b) Newco shall amend its certificate of incorporation, if necessary, and take all other corporate action, including without limitation, the obtaining of all necessary authorizations, so that Newco will have authorized and issued and outstanding a sufficient number of shares of Newco Common Stock to effectuate the Distribution.

         (c) Newco shall make all necessary arrangements to obtain a transfer agent (the "Transfer Agent") for the Newco Common Stock.

2.3 Actions by Besicorp Prior to the Distribution. As promptly as practicable after the date hereof and prior to the commencement of business on the Distribution Date:

         (a) Besicorp shall take all necessary corporate action, including, without limitation, the obtaining of all necessary authorizations and the declaring of the Distribution with a record date to

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be the Distribution  Date (the "Record Date"),  in order to distribute the Newco
Common Stock pursuant to the Distribution, and shall have available sufficient cash in order to provide cash in lieu of fractional shares of Newco Common Stock (the "Cash Distribution") to each Eligible Holder entitled to receive the Cash Distribution in the Distribution.

         (b) Besicorp shall take all reasonable actions as the Transfer Agent may request in order that the Transfer Agent shall serve as the distribution agent (the "Distribution Agent") for the Distribution and shall instruct the Distribution Agent in a timely manner (the "Instruction") to, and use its best reasonable efforts to cause the Distribution Agent to, (1) distribute the Information Statement to the Eligible Holders prior to the Distribution, (2) inform the Eligible Holders promptly after the Distribution Date about the occurrence of the Distribution and the procedure for receiving shares of Newco Common Stock and cash in lieu of fractional shares (collectively the shares of Newco Common Stock and cash in lieu of fractional shares are referred to as the "Entitlement") and (3) distribute to the Eligible Holders share certificates of Newco Common Stock (and the Cash Distribution) upon the Distribution Agent's receipt of the Eligible Holders' share certificates of Besicorp Common Stock.

         (c) Besicorp shall deliver as many copies of the Information Statement to the Distribution Agent as the Distribution Agent reasonably requests, which delivery shall occur in a timely manner so that the Distribution Agent can distribute the Information Statement to the Eligible Holders prior to the Distribution.

         (d) Besicorp shall deliver prior to the Distribution (1) sufficient number of shares of Newco Common Stock in order to effect the Distribution and
(2) sufficient cash in order to provide the Cash Distribution to each Eligible Holder entitled to receive the Cash Distribution.

         (e) Besicorp shall cause Newco to take all necessary action in order to comply with the Distribution, including but not limited to the actions contemplated by Section 2.2.


                                  3. COVENANTS

3.1 Cooperation Prior to the Spin-Off. As promptly as practicable after the date hereof, the Company and Newco shall take all such action as may be necessary or appropriate to effect the Spin- Off.

3.2 Employee Plans. The parties hereto shall take all reasonable action necessary in order for Besicorp to assign to Newco all of the rights and in order for Newco to assume all of the obligations under the Employee Plans.

3.3 Lease. On or before the Distribution Date, Besicorp shall enter into a lease (the "Lease"), substantially in the form of Exhibit 3.3, with Newco, whereby Newco shall lease the Retained Equipment from Besicorp for a term commencing on the Contribution Date.

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3.4  Indemnification  and Escrow  Agreements and Related  Matters.  Prior to the
effectuation of the Distribution, Besicorp and Newco shall execute and deliver the Indemnification Agreement in the form of Exhibit 3.4-A hereto (the "Indemnification Agreement") and the Escrow Agreement in the form of Exhibit 3.4-B hereto (the "Escrow Agreement") and in connection therewith Besicorp shall deliver the Escrow Fund consisting of $6,500,000 to the escrow agent as contemplated by the Escrow Agreement. In addition, Newco agrees to, and shall cause the Contributed Subsidiaries to agree to, indemnify Besicorp for any failure of Newco to discharge and pay in full all of the Assumed Liabilities when due and the failure of any Contributed Subsidiary to discharge and pay in
full  its   liabilities   hereunder   when  due,   including  by  means  of  the
Indemnification Agreement and Escrow Agreement, and the parties agree to execute and deliver such agreements, on terms reasonably acceptable to Parent and Merger Sub, which are customary in connection therewith.

3.5 Merger Costs. Besicorp shall pay all of the fees and expenses incurred by the Company in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of the Plan of Merger, and the effectuation of the transactions contemplated thereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses (the "Merger Costs") prior to the Effective Time.

3.6 Further Assurances. The parties hereto shall execute and deliver such agreements and arrangements which are customary in connection with spinoffs and which provide for, among other matters, the provision of transition, support and administrative services (including, without limitation, access to, and cooperation regarding historical financial and tax information and knowledgeable personnel) to Besicorp by Newco without cost to Besicorp and indemnification of Besicorp by Newco and its subsidiaries for any failure of Newco to discharge and pay in full all of the Assumed Liabilities or the failure of any Contributed Subsidiaries to discharge and pay in full its Liabilities when due including by means of the Indemnification Agreement and Escrow Agreement, all on terms reasonably acceptable to Merger Sub and Parent. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken , all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to effectuate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts to obtain the consents and approvals, to enter into any amendatory agreements and to make the filings and applications necessary or desirable in order to effectuate the transactions contemplated by this Agreement. If Newco shall consider or be advised that any deeds, bills of sale, assignments, confirmations, consents, other instruments and documents, or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in Newco or its Subsidiaries its right, title and interest in, to or under the Contributed Assets, the Newco Affiliates, any of the rights, privileges, powers, franchises, properties or assets contributed to any of the Contributed Subsidiaries in connection with the Spin-Off or (ii) otherwise carry out the Spin-Off, Besicorp (prior to the Effective Time) and the Surviving Corporation (at any time after the Effective
Time) will upon reasonable request of Newco execute and deliver all such deeds, bills of sale, assignments and assurances and do all such other acts and things as may be necessary, desirable or proper to carry out the Spin-Off, and any expenses incurred by Besicorp (prior to the Effective Time) and the Surviving Corporation (at any time after the Effective Time) pursuant to this sentence shall be paid by Newco.


                     4. POST CLOSING AGREEMENTS AND ACTIONS

4.1 Authorizations. Without limiting in any respect the right, title and interest in and to the Contributed Assets to be acquired by Newco hereunder, effective upon the Contribution Closing, Besicorp hereby irrevocably authorizes Newco, the Contributed Subsidiaries and their successors and assigns: to demand and receive, from time to time, any and all of the Contributed Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of Besicorp and the Retained Subsidiaries, or otherwise, any and all proceedings at law, in equity or otherwise, which Newco shall deem expedient or desirable. Besicorp further agrees that Newco and the Contributed Subsidiaries shall retain for their own account any amounts collected pursuant to the foregoing authorization, and Besicorp agrees to pay to Newco, if and when received, any amounts which shall be received by the Company after the Contribution Date in respect of any of the Contributed Assets. Without limiting in any respect Besicorp's right, title and interest in and to the Retained Assets, effective upon the Contribution Closing, Newco hereby irrevocably authorizes Besicorp, the Retained Subsidiaries and their successors and assigns: to demand and receive, from time to time, any and all of the Retained Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of Newco and the Contributed Subsidiaries, or otherwise, any and all proceedings at law, in equity or otherwise, which Besicorp shall deem expedient or desirable. Newco further agrees that Besicorp shall retain for its own account any amounts collected pursuant to the foregoing authorization, and Newco agrees to pay to Besicorp, if and when received, any amounts which shall be received by Newco after the Contribution Date in respect of the Retained Assets.

4.2 Correspondence. The Company hereby authorizes Newco, the Contributed Subsidiaries and their subsidiaries, on and after the Contribution Date, to receive and open mail addressed to the Company and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to Newco, the Newco Businesses, the Newco Affiliates, the Contributed Assets, the Assumed Liabilities or does not relate (or reasonably appears not to relate) to Besicorp, the Retained Businesses, the Retained Subsidiaries, the Retained Assets or the Retained Liabilities. Newco, the Contributed Subsidiaries and their subsidiaries shall deliver to Besicorp any mail which relates to Besicorp, the Retained Businesses, the Retained Subsidiaries, the Retained Assets or the Retained Liabilities addressed to the Company which is delivered to and received by any of them. Newco hereby authorizes Besicorp, on and after the Contribution Date, to receive and open mail addressed to Newco and the Contributed Subsidiaries and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to the Retained Businesses, the Retained Subsidiaries, the Retained Assets or the Retained Liabilities. Besicorp shall deliver to Newco any mail which relates to the Newco Businesses, the Newco

Affiliates, the Contributed Assets or the Assumed Liabilities addressed to Newco or any Newco Affiliates which is delivered to and received by Besicorp or any Retained Subsidiary.

4.3 Change of Name. Within thirty days after the effectuation of the Merger, Besicorp will change its name to a name that does not use the word "Besicorp" or any variation thereof and shall itself cease all use of the "Besicorp" name and logo. Thereafter, neither Besicorp, the Retained Subsidiaries nor any of their subsidiaries or affiliates shall have any right to use, and neither shall use, the "Besicorp" name.

4.4 Settlement for Cash Collections and Disbursements. For each calendar month, commencing with the month in which the Contribution Closing occurs and continuing until determined by the parties no longer to be necessary, (a) Newco shall cause all cash collections and all requests for cash disbursements received by Newco, the Newco Affiliates and their subsidiaries for the benefit of Besicorp, the Retained Subsidiaries and their subsidiaries during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as reasonably possible after the receipt thereof and (b) Besicorp shall cause all cash collections and all requests for cash disbursements received by Besicorp, the Retained Subsidiaries and their subsidiaries for the benefit of Newco, the Newco Affiliates and their subsidiaries during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as reasonably possible after the receipt thereof..


              5. THE CONTRIBUTION - CLOSING AND CLOSING CONDITIONS

5.1 Contribution  Closing and Contribution  Date.  Subject to Sections 5.4, 5.5,
5.6 and 5.7, the closing of the transactions contemplated by Article 1 of in this Agreement (the "Contribution Closing") shall take place at 10:00 A.M. local time on the first business day after the date when all of the conditions required pursuant to Sections 5.4, 5.5, 5.6 and 5.7 to be satisfied prior to the Contribution Closing have been satisfied or waived, or such other time after all of the conditions required pursuant to Sections 5.4, 5.5, 5.6 and 5.7 to be satisfied prior to the Contribution Closing have been satisfied or waived (the "Contribution Date"), and at such place as shall be agreed upon by the parties.

5.2 Besicorp Deliveries at the Contribution Closing. At the Contribution Closing, Besicorp and the Retained Subsidiaries shall execute and deliver to
Newco:

         (a)  one  or  more  bills  of  sale  and   instruments   of  assignment
substantially in the form of Exhibit 5.2(a) hereto, duly executed by the Retained Company;

         (b) full warranty deeds, with recourse limited to title insurance, duly executed by the Retained Company, with respect to such of the Contributed Realty as is owned in fee by the Retained Company;

         (c) assignments of the leases included in the Contributed Realty, duly executed by the Retained Company;

         (d) assignments of the Contributed Intellectual Property, duly executed by the Retained Company;

         (e) assignments of the Assigned Instruments, duly executed by the Retained Company;

         (f)      the Lease, duly executed by Besicorp;

         (g) evidence of the delivery of the Cash Contribution in cash required by Section 1.1(n);

         (h)      all of the other Contributed Assets; and

         (i) all such other conveyances, deeds, assignments, confirmations, powers of attorney, and other instruments, duly executed by the Retained Company, as Newco shall determine are necessary, expedient or proper in order to effectuate the contribution of the Contributed Assets and the assignment of the Newco Affiliates, the Employee Plans and the Insurance Policies as contemplated hereby.

5.3 Newco Deliveries at the Contribution Closing. At the Contribution Closing, Newco shall execute and deliver to Besicorp:

         (a)      the Lease, duly executed by Newco; and

         (b) a receipt by Newco acknowledging the delivery of the Cash Contribution pursuant to Section 1.1(n) hereof; and

         (c) all such assumptions, confirmations, releases, indemnifications and other instruments, duly executed by Newco and/or the appropriate Newco Affiliates, as Besicorp shall determine are necessary or proper in order to evidence the assumption of the Assumed Liabilities and the Employee Plans.

5.4 General Conditions to the Contribution. The respective obligations of each party hereto to effectuate the Contribution and to perform all other obligations set forth herein other than the effectuation of the Distribution are subject to the satisfaction or waiver (as provided for therein) of all of the conditions set forth in Section 6.1 and Section 6.2 of the Plan of Merger.

5.5 Conditions to the Obligations of the Retained Company to the Contribution. The obligations of the Retained Company to effectuate the Contribution and to perform all other obligations set forth herein other than the effectuation of the Distribution are subject to the satisfaction or waiver of the condition that Newco shall have effected its assumption of the Assumed Liabilities, as contemplated in Section 1.5 hereto.

5.6 Conditions to the Obligations of Newco to the Contribution. The obligations of Newco to effectuate the transactions contemplated herein other than the Distribution and to perform all other obligations set forth herein (other than those relating to the Distribution) are subject to the satisfaction or waiver of the condition that the Retained Company shall have contributed to Newco the Contributed Assets and Newco Affiliates, as contemplated in Sections 1.1 and 1.2 hereto.

5.7 Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or waiting periods imposed by, any governmental entity or other public or private entity necessary to effectuate the Contribution, including the Contribution of the Contributed Assets and the Newco Affiliates and the assumption of the Assumed Liabilities, or the failure of which to obtain would have a material adverse effect on either Newco or the Company, shall have been filed, occurred, or been obtained prior to the Contribution.

              6. THE DISTRIBUTION - CLOSING AND CLOSING CONDITIONS

6.1 Distribution Closing and Distribution Date. Subject to Section 6.4, the closing of all of the transactions completed by this Agreement (other than those contemplated by Article 1 of this Agreement) (the "Distribution Closing") shall take place at 10:00 A.M. local time on the first business day after the date when all of the conditions required pursuant to Section 6.4 to be satisfied prior to the Distribution Closing have been satisfied or waived, or such other time after all of the conditions required pursuant to Article 6 to be satisfied prior to the Distribution Closing have been satisfied or waived (the "Distribution Date") and at such place as shall be agreed upon by the parties.

6.2 Company Deliveries at the Distribution Closing. At the Distribution Closing, Besicorp shall execute and deliver to Newco:

         (a)      the Indemnification Agreement, duly executed by Besicorp;

         (b)      the Escrow Agreement, duly executed by Besicorp;

         (c) a certificate of an officer of Besicorp indicating that the Record Date has occurred, the Distribution has commenced and the Instruction has been delivered; and

         (d) all such documents and other instruments as Newco shall reasonably require to effectuate the Distribution or as evidence of Besicorp's compliance with all of the conditions precedent to the Distribution.

         In addition at the Distribution Closing, Besicorp shall deliver to the Distribution Agent (i) the Instruction, (ii) the share certificates evidencing all of the shares of Newco Common Stock held by Besicorp immediately prior to the Distribution Closing and (iii) the cash necessary to effectuate the Cash Distribution.

6.3 Newco Deliveries at the Distribution Closing. At the Distribution Closing, Newco shall execute and deliver to Besicorp:

         (a)      the Indemnification Agreement, duly executed by Newco;

         (b)      the Escrow Agreement, duly executed by Newco; and

         (c) all such documents and other instruments as Besicorp shall reasonably require from Newco to effectuate the Distribution or as evidence of Newco's compliance with all its conditions precedent to the Distribution.

         In addition at the  Distribution  Closing,  Newco shall  deliver to the
Distribution   Agent  the  share   certificates   necessary  to  effectuate  the
Distribution.

6.4 General Conditions to the Distribution. The respective obligations of each party hereto to effectuate the Distribution and to perform all other obligations pursuant to Article 3 hereto are subject to (1) the effectuation of the Contribution, (2) the Form 10-SB being effective and (3) the satisfaction or waiver (as provided for therein) of all of the conditions set forth in Section
6.1 and Section 6.2 of the Plan of Merger.


                            7. ACCESS TO INFORMATION

7.1 Cooperation with Respect to Government Filings and Reports. Each of Besicorp and Newco agrees to provide the other party (without cost to such other party) with access during reasonable business hours and for a reasonable business purpose and such cooperation and information, including, but not limited to, all records, books, contracts, instruments, computer data and other data, including all historical financial and tax information, and personnel with relevant knowledge of such information, as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing, contemplated by this Agreement or in conducting any other government proceeding relating to pre-Distribution events. Such cooperation and information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority to the appropriate party. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice shall provide explanation of any documents or information provided hereunder.

7.2 Cooperation with Confidentiality. Each of Besicorp and Newco agrees to use their best efforts to protect the confidentiality of all non-public information, attorney-client privileged information, attorney work product information and other privileged information concerning the other party and neither party shall waive any claim that information is privileged without the written consent of the other party.

                                8. MISCELLANEOUS

8.1 Termination. This Agreement may be terminated at any time prior to the Contribution Date by mutual written consent of Besicorp and Newco. This Agreement shall terminate upon termination of the Plan of Merger prior to the Merger. If this Agreement is terminated after the Contribution but before the Distribution on account of the termination of the Plan of Merger prior to the Merger, the parties hereto agree to use their best efforts to promptly, to the extent practical, unwind the Contribution.

8.2 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior understandings of the parties hereto with respect to its subject matter.

8.3 No Third Party Rights. No person or entity other than the parties hereto, including, but not limited to, any former or present employee of Newco or the Company (including, without limitation, any assignee or beneficiary thereof) shall have any rights with respect to any obligations of any entity under this Agreement (including, without limitation, the documents and instruments referred to herein), and nothing in this Agreement (including, without limitation,
Article 1 hereof and the documents and instruments referred to herein), expressed or implied, is intended to confer on any such employee any rights or remedies.

8.4 Amendments; Waivers. This Agreement (including the Schedules and Exhibits hereto) may be amended by the parties at any time prior to the Distribution Date. Any such amendment shall be in writing signed on behalf of the party or parties to be charged. At any time prior to the Distribution Date, either Besicorp or Newco may waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver of any party to this Agreement or otherwise shall not constitute a waiver of any future breach of such provision or any other provision.

8.5 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given
(a) when delivered by hand or by Federal Express or similar overnight courier to, (b) or the fourth day (other than Sundays or holidays during which there are no regular postal deliveries) after being deposited in any United States Post Office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address, or telecopier number for such party set forth below, or to such other address, or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address, or telecopier number shall be effective only upon receipt.

         If to Besicorp prior to the Effective Date:

                  Besicorp Group Inc.
                  1151 Flatbush Road
                  Kingston, New York 12401
                  Attention: Frederic M. Zinn, Esq.
                  Fax: (914) 336-7172

         With a copy to:

                  Robinson Brog Leinwand Greene Genovese & Gluck P.C. 1345 Avenue of the Americas
                  New York, New York  10105
                  Attention:  A. Mitchell Greene, Esq.
                  Fax:  (212) 956-2164

         If to Besicorp on or after the Distribution Date:

                  BGI Acquisition LLC
                  950 Third Avenue, 23rd Floor
                  New York, New York   10022
                  Attention:  President
                  Fax:  (212) 688-7908

         With a copy to:

                  Altheimer & Gray
                  10 South Wacker Drive, Suite 4000
                  Chicago, Illinois  60606
                  Attention: Mark Kindelin, Esq.
                  Fax:  (312) 715-4800

         If to Parent:

                  BGI Acquisition LLC
                  950 Third Avenue, 23rd Floor
                  New York, New York   10022
                  Attention:  President
                  Fax:  (212) 688-7908

         With a copy to:

                  Altheimer & Gray
                  10 South Wacker Drive, Suite 4000
                  Chicago, Illinois  60606
                  Attention: Mark Kindelin, Esq.
                  Fax:  (312) 715-4800

         If to Newco:

                  Besicorp Ltd.
                  1151 Flatbush Road
                  Kingston, New York 12401
                  Attention: Frederic M. Zinn, Esq.
                  Fax: (914) 336-7172

         With a copy to:

                  Robinson Brog Leinwand Greene Genovese & Gluck P.C. 1345 Avenue of the Americas
                  New York, New York  10105
                  Attention:  A. Mitchell Greene, Esq.
                  Fax:  (212) 956-2164

         Parent shall be given copies of all notices given prior to the Effective Time hereunder by any party to any other party hereto promptly after such notices are given to such other parties.

8.6 Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors (including, after the Effective Time, the Surviving Corporation as the successor to Besicorp) and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Neither party may assign its rights or delegate its obligations under this Agreement without the express written consent of the other party.

8.7 Governing Law; Jurisdiction. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles. Each of the parties hereto expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court and to the jurisdiction of any other competent court of the State of New York located in the County of Ulster, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated herein and agrees not to commence any litigation relating thereto except in such courts. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated herein to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 8.5. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

8.8 Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

8.9 Expenses. Except as otherwise provided herein, each party shall bear all of its fees and expenses incurred in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement, and the effectuation of the transactions contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses; provided, however, that Newco shall bear all of such fees and expenses incurred subsequent to the Distribution Date.

8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules and Exhibits hereto, and references herein to Articles, Sections, Schedules and Exhibits are to the articles, sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the other where the context so indicates.

8.12 No Limitation on Plan of Merger. Notwithstanding any implication to the contrary which may be implied from this Agreement, nothing in this Agreement shall be deemed to limit any of the Surviving Corporation's rights or responsibilities set forth in the Plan of Merger (including, without limitation, those regarding the right to dissolve the Surviving Corporation set forth in the Plan of Merger).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                              Besicorp Group Inc.

                                              By:__________________________
                                              Title:_________________________

                                              Besicorp Ltd.

                                              By:__________________________
                                              Title:_________________________

Exhibits          3.3      the Lease
                  3.4-a    Indemnification Agreement
                  3.4-b    Escrow Agreement
                  5.2(a)   Bills of Sale



Schedules         1.1(a)            Contributed Realty
                  1.1(o)            Claims
                  1.2(a)            Contributed Subsidiaries
                  1.3(a)            Section 1.3(a) Securities
                  1.3(b)            Retained Instruments
                  1.4               Retained Subsidiaries
                  1.6               Retained Liabilities
                  1.7(b)            Employee Plans

                                                               Schedule 1.1(a)

                               Contributed Realty


48 Canal Street, Ellenville, New York 12428
Property bordering Cascade Drive, Kingston, New York 12401

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                                                               Schedule 1.1(o)

                                     Claims

Besicorp Group Inc. and Bio-Energy Corp. v.
Robert W. Persons, Cortese Corporation and Tecogen, Inc.
US District Court, New Jersey
Index No. 93-3241


Besicorp Group Inc. v. James Hines, individually and d/b/a
Keil Construction
Supreme Court, New York
Index No. 98-1377

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                                                             Schedule 1.2(a)

                            Contributed Subsidiaries


SunWize Technologies, Inc.
Bio-Energy Systems, Inc.
Bio-Hydroponics, Inc.
Bio-Energy Services Corp.
Beta Allegany, Inc.
Beta Hydroponics, Allegany, Inc.
Besicorp International Power Corp.
Beta International Power Corp.
Beta Worldwide Power Inc.
Beta Mexico
Beta Brasil Inc.
Beta BGE Inc.
Reina Distributing, Inc.

                                                              Schedule 1.3(a)

                            Section 1.3(a) Securities

50,000 shares of common stock of Niagara Mohawk Power Corporation

                                                               Schedule 1.3(b)

                              Retained Instruments

None

                                                              Schedule 1.4

                              Retained Subsidiaries

Beta Beaver Falls, Inc.
Beta Carthage, Inc.
Beta C&S Limited
Beta "N"Limited
Beta Natural Dam, Inc.
Beta Nova, Inc.
Beta South Glens Falls, Inc.
Beta Syracuse, Inc.

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                                                                 Schedule 1.6

                              Retained Liabilities

The Liabilities of Besicorp or any Retained  Subsidiary  (actual or accrued) for
unpaid   federal  income  Taxes  for  the  current  fiscal  year  based  on  the consolidated net income of Besicorp through the Effective Time.

The Liability of Besicorp or its Subsidiaries for New York State income Taxes for Besicorp's current fiscal year.

The intercompany Liabilities of Besicorp to a Retained Subsidiary as identified in Schedule 3.2.2 of the Plan of Merger.

The Merger Costs (other than those Merger Costs that have not been paid by the Effective Time).

                                                               Schedule 1.7(b)

                                 Employee Plans

401(k) Plan and Trust
Cafeteria